Exhibit 23.1

通商律师事务所

Commerce & Finance Law Offices

中国北京市朝阳区建国门外大街甲12号新华保险大厦6层　邮编: 100022

电话: 8610-65693399 传真: 8610-65693838, 65693836, 65693837

网址: www.tongshang.com

April 15, 2016

Kong Zhong Corporation

35th Floor, Tengda Plaza

No. 168 Xizhimenwai Street

Beijing, China 100044

Dear Sirs,

We consent to the reference to our firm under the heading “Risk Factors” and “Our Corporate Structure” and elsewhere in the Annual Report of Kong Zhong Corporation on Form 20-F for the year ended December 31, 2015, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2015.

Yours faithfully,

/s/Commerce & Finance Law Offices

Commerce & Finance Law Offices